Exhibit 99.1

                Flowers Foods' First Quarter Fiscal 2004 Results

              Baking company's sales increase 5.4% in first quarter

    THOMASVILLE, Ga., May 27 /PRNewswire-FirstCall/ -- Flowers Foods
(NYSE: FLO) today reported net income of $13.7 million, or $.30 per share, for the 16-week first quarter ended April 24, 2004, compared to a loss of $5.7 million, or $.12 per share for the first quarter of 2003. The results for the first quarter of 2004 include charges of $3.5 million, or $.08 per share, related to retained liabilities associated with the Mrs. Smith's frozen dessert business sold in April 2003, compared to first quarter 2003 charges related to those discontinued operations of $19.3 million, or $.41 per share.
    Income from continuing operations for the first quarter increased 25.6% to $17.2 million, or $.38 per share, compared to $13.7 million, or $.29 per share.
    Sales for the 16-week first quarter of fiscal 2004 increased 5.4% to $457.8 million compared to $434.6 million for last year's 16-week first quarter. The sales increase for the quarter was due primarily to increased volume as the company further penetrated existing markets and expanded its geographic coverage with direct-store-delivery routes. Sales of Nature's Own breads contributed the majority of the sales increase. Foodservice sales also increased on higher volume. The increases in branded retail and foodservice sales were partially offset by a slight decline in sales of non-branded retail products.
    During the first quarter, gross margin declined slightly compared to the prior year quarter due to higher ingredient, packaging, labor and utility costs, as well as start-up costs for a new bakery. Selling, marketing and administrative expenses declined as a percentage of sales compared to the same quarter a year ago due primarily to increased sales. Depreciation and amortization expense declined slightly to $16.9 million from $17.2 million as compared to last year. Interest income, net of interest expense, of $2.7 million increased 25.0% over last year's first quarter due to lower debt outstanding.

    Management's Discussion
    George E. Deese, president and chief executive officer of Flowers Foods, commented that the quarter's results reflect the strength of Flowers Foods. "We continue to execute well in the marketplace, to increase the efficiencies of our manufacturing and distribution systems, and to offer products that appeal to consumers' changing needs," Deese said. "Our strategies, developed over the long term, have created competitive advantages for our company.
    "In the fall of 2003, we announced that over the next three to five years, we plan to extend our geographic reach for the fresh baked foods sold through our direct-store-delivery routes. The new markets we have entered are developing as planned. We expect these new territories to increase sales of our Bakeries Group by about one percent this fiscal year," Deese said.
    "In addition to the added sales from new territories, our products continue to perform well. Nature's Own is experiencing strong growth as consumers seek breads with health-related attributes," Deese continued. "This week, we introduced six new Nature's Own products, including a double fiber bread and buns and rolls for carbohydrate-conscious consumers. Our efforts to extend our product line to address specific health needs of consumers will continue as we go forward."

    Guidance for 2004
    Fiscal 2004 will be a 52-week year (fiscal 2003 was a 53-week year) and sales are expected to be $1.475 to $1.5 billion with net income of approximately 3.75% to 4.0% of sales. The company's guidance represents management's estimates and targets only and is subject to risks and uncertainties as referenced below.

    Stock Repurchases
    During the first quarter, the company acquired 304,700 shares of its common stock for $7.8 million, an average of $25.52 per share. Through
April 24, 2004, the company has acquired 1,179,453 shares of its common stock for $29.9 million, an average of $25.36 per share. These shares were purchased in accordance with the share repurchase plan approved by the board of directors in 2002, which authorized the company to repurchase up to
7.5 million shares of stock.

    Dividend
    The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

    Conference Call
    Flowers Foods will broadcast its quarterly conference call over the Internet at 10:30 a.m. (Eastern) on May 27, 2004. The call will be webcast at http://www.flowersfoods.com , and can be accessed by clicking on "Investor Center." An archived version of the call will be available on Flowers' website Thursday afternoon.

    Annual Meeting of Shareholders
    The company's annual meeting of shareholders on Friday, June 4, 2004 at 11 a.m. (Eastern) will include a live video broadcast, available at http://www.flowersfoods.com . The broadcast will be archived following the meeting.

    Company Information
    Headquartered in Thomasville, Ga., Flowers Foods is one of the nation's leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 33 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company's top brands are Nature's Own, Cobblestone Mill, BlueBird, Mrs. Freshley's, and European Bakers. For more information, visit http://www.flowersfoods.com .

    Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer's business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company's filings with the Securities and Exchange Commission.


                                  Flowers Foods
                         Consolidated Statement of Income
                      (000's omitted, except per share data)

                                        For the 16 - Week   For the 16 - Week
                                             Period Ended        Period Ended
                                           April 24, 2004      April 19, 2003

    Sales                                        $457,839            $434,552
    Materials, supplies, labor and other
     production costs                             228,054             213,637
    Selling, marketing and
     administrative expenses                      186,434             183,702
    Depreciation and amortization                  16,902              17,162
    Income from continuing operations
     before interest, income taxes and
     minority interest (EBIT)                      26,449              20,051
    Interest income, net                            2,677               2,149
    Income from continuing operations
     before income taxes and minority
     interest (EBT)                                29,126              22,200
    Income tax expense                             10,774               8,547
    Income from continuing operations
     before minority interest                      18,352              13,653
    Minority interest in variable
     interest entity                               (1,142)                  0
    Income from continuing operations              17,210              13,653
    Discontinued operations, net of tax            (3,486)            (19,313)
    Net income (loss)                             $13,724             $(5,660)

    Per share amounts:
      Income from continuing operations             $0.38               $0.29
      Discontinued operations                       (0.08)              (0.41)
      Net income (loss)                             $0.30              $(0.12)

      Diluted weighted average shares
       outstanding                                 45,473              46,686


                                  Flowers Foods
                                Segment Reporting
                                 (000's omitted)

                                         For the 16 - Week For the 16 - Week
                                              Period Ended      Period Ended
                                            April 24, 2004    April 19, 2003
    Sales:
       Flowers Bakeries Group                     $351,155          $338,015
       Flowers Specialty Group                     106,684            96,537
                                                  $457,839          $434,552

    EBITDA from Continuing Operations:
       Flowers Bakeries Group                      $42,812           $38,573
       Flowers Specialty Group                      10,645             6,948
       Flowers Foods                               (10,106)           (8,308)
                                                   $43,351           $37,213

    Depreciation and Amortization:
       Flowers Bakeries Group                      $12,991           $13,549
       Flowers Specialty Group                       3,939             3,488
       Flowers Foods                                   (28)              125
                                                   $16,902           $17,162

    EBIT from Continuing Operations:
       Flowers Bakeries Group                      $29,821           $25,024
       Flowers Specialty Group                       6,706             3,460
       Flowers Foods                               (10,078)           (8,433)
                                                   $26,449           $20,051


                                  Flowers Foods
                       Condensed Consolidated Balance Sheet
                                 (000's omitted)

                                                               April 24, 2004
    Assets
         Cash and Cash Equivalents                                    $29,403

         Other Current Assets                                         221,558

         Property, Plant & Equipment, net                             434,620

         Distributor Notes Receivable (includes
          $7,911 current portion)                                      80,479

         Other Assets                                                   3,628

         Cost in Excess of Net Tangible Assets, net                    72,270

         Total Assets                                                $841,958


    Liabilities and Stockholders' Equity
         Current Liabilities                                         $143,438

         Bank Debt                                                          0

         Other Debt (includes $4,777 current portion)                  20,429

         Other Liabilities                                             96,310

         Minority Interest in Variable Interest Entity                  2,825

         Common Stockholders' Equity                                  578,956

         Total Liabilities and Stockholders' Equity                  $841,958


                                  Flowers Foods
                  Condensed Consolidated Statement of Cash Flows
                                 (000's omitted)

                                                            For the 16 - Week
                                                                 Period Ended
                                                               April 24, 2004
    Cash flows from operating activities:
    Net income                                                        $13,724
    Adjustments to reconcile net income to net cash
     from operating activities:
       Depreciation and amortization                                   16,902
       Discontinued operations                                          5,099
       Minority interest in variable interest entity                    1,142
       Other                                                           10,537
    Changes in assets and liabilities                                 (37,488)
    Net cash provided by operating activities                           9,916
    Cash flows from investing activities:
       Purchase of property, plant and equipment                      (15,380)
       Consolidation of variable interest entity                        1,527
       Other                                                              340
    Net cash disbursed for investing activities                       (13,513)
    Cash flows from financing activities:
       Dividends paid                                                  (4,436)
       Stock options exercised                                            471
       Stock repurchases                                               (7,774)
       Increase in book overdraft                                       2,440
       Other debt and capital lease obligation payments                  (117)
    Net cash disbursed for financing activities                        (9,416)
    Net decrease in cash and cash equivalents                         (13,013)
    Cash and cash equivalents at beginning of period                   42,416
    Cash and cash equivalents at end of period                        $29,403

SOURCE  Flowers Foods
    -0-                             05/27/2004
    /CONTACT: Jimmy M. Woodward, Senior VP and Chief Financial Officer, +1-229-227-2266, or Marta J. Turner, VP Communications and Investor Relations, +1-229-227-2348, both of Flowers Foods/
    /Web site:  http://www.flowersfoods.com /
    (FLO)

CO:  Flowers Foods
ST:  Georgia
IN:  FOD REA
SU:  ERN ERP DIV CCA MAV